Exhibit 99.2

Spherix CEO Anthony Hayes named Top 10 IP Personality of the Year By Industry Leading News Magazine IAM

TYSONS CORNER, Va., Jan. 27, 2014 /PRNewswire/ -- Spherix Incorporated (SPEX) -- an intellectual property development company committed to the fostering and monetization of intellectual property, is very proud to announce that its CEO, Anthony Hayes has been named one of the top 10 personalities of the year of 2013 by IAM.  IAM focuses on how IP rights and other intangibles can be used to drive revenue, improve profitability, increase shareholder value and also provide greater flexibility in the financial markets.

Joff Wild of IAM Magazine said “Anthony Hayes – He began 2013 announcing that he would be managing a $30 million patent investment fund. But Anthony Hayes did not end 2013 doing that. Instead, he is now in charge of NPE Spherix which, on 31st December outlined the details of its purchase of 101 patents from another NPE, Rockstar, in a deal that involved the issuance of $60 million worth of Spherix securities (this is the second deal with Rockstar that Spherix did in 2013; the first took place in July and was almost immediately followed by assertions VTech and Uniden). Hayes took over as CEO and President of Spherix following the completion of its purchase of North South Holdings in September and has been kept very busy ever since. Away from deal-making and litigation – though not unconnected to them – Hayes oversaw the creation of a Technology Advisory Board “to help provide compensation to inventors of patent portfolios acquired by Spherix”. It was a very smart move.”

On behalf of Spherix, Board Member Edward Karr said “We are proud of this distinction for both Anthony and the company.  The recognition by IAM further supports our belief that Spherix is a leader in the patent monetization arena”

About IAM:

Intellectual Asset Management (IAM) was launched in July 2003 to address the need for organizations to maximize the value of their IP and other intangibles, and to examine the strategies they can put in place to do this. IAM is unique because it treats IP as a business asset and tool rather than simply as a legal right. With this unequalled appeal to the boardroom, IAM has firmly established itself as the only IP publication that many senior corporate executives read regularly.

Combining a mix of news, analysis, specialist columns and longer features, IAM focuses on how IP rights and other intangibles can be used to drive revenue, improve profitability, increase shareholder value and also provide greater flexibility in the financial markets. The magazine is topical, timely and continually thought-provoking for its subscription audience. Editorial quality and integrity are paramount. The quality of the editorial is guaranteed by an in-house team with long-established track records of writing for many of the world’s leading business publications, including the Wall Street Journal and the Financial Times, and by editor Joff Wild – “one of the best in the business”, according to Alain Pompidou, former president of the European Patent Office.

This experienced team is supported by a senior editorial board which includes, for example, IP monetization pioneer Marshall Phelps, once of IBM and later Microsoft, and Ruud Peters, the CEO of Philips IP & Standards. Recognizing the accelerating crossover between IP and finance, IAM has worked in partnership with the Intangible Asset Finance Society since 2006, ensuring regular coverage of this increasingly important area, and is the Strategic Media Partner for the Licensing Executives Society (LES) for the USA and Canada.

IAM also publishes a weekly email which has over 17,000 subscribers. It comprises a summary of IAM’s widely read IP blog, international reports from leading law firms across the globe and a summary of IP news published elsewhere on the web. . The website hosts a full searchable archive of all articles and supplements published over the last 10 years, plus an events section and the editor’s daily blog.

Lastly, IAM also hosts the IP Business Congress (IPBC) Global and IPBC Asia. The IPBC is widely recognized as the single must-attend event for all those working in the field of IP value creation. The next IPBC Global will be held in Amsterdam on 22nd to 24th June 2014, and the next IPBC Asia will be in Singapore on 17th to 19th November 2013. For more information, please go towww.ipbusinesscongress.com.  Subscribers to IAMinclude:
Adobe Systems; Air Liquide; Airbus; Akzo Nobel; Allen & Overy; AstraZeneca; AT&T; Avaya; Baker & McKenzie; Bardehle Pagenberg; Battelle Memorial Institute; Biogen Idec; Bird & Bird; Bouygues; BP; Brinks Hofer Gilson & Lione; Cargill; Carlton Fields; Chevron; Clifford Chance; CMS; Comcast Corp; Covington & Burling; Deloitte; Deutsche Bank; Deutsche Telekom; Dickstein Shapiro; Dorsey & Whitney; Dow Chemical; DSM NV; Ericsson; European Patent Office; Exxon Mobil; France Telecom; General Electric; Halliburton Company; Harness, Dickey & Pierce; Hewlett-Packard; ICAP; Inflexion Point Strategy; Intel; Intellectual Ventures; ipCapital Group; Kenyon & Kenyon; Kimberly Clark; King & Spalding; KPMG; Kraft Foods; Linklaters LLP; L'Oreal; Marriott; Mars; Mayer Brown; Microsoft; Motorola; Nestlé; Newell Rubbermaid; Nike; Nokia; Northrop Grumman Corp; Novartis; Ogilvy Renault; O'Melveny & Myers; Outokumpu Oyj; PepsiCo; Pfizer; Philip Morris; PricewaterhouseCoopers; Princeton University; Proctor & Gamble; QinetiQ; Qualcomm; Raytheon; Roll Royce; Rouse; RPX Corp; Saab; Siemens; Simmons & Simmons; Smith & Nephew; Sony; STMicroelectronics; Stryker; Syngenta; Taylor Wessing; TD Bank; Tenaris; Tetra Pak; The Royal Dutch Shell Group; Thomson Reuters; Tyco International; UBS; United States Patent & Trademark Office; University of Iowa; Visa; Volvo; Watermark; Wragge; Yahoo!; Zacco.

About Spherix:

Spherix Incorporated was launched in 1967 as a scientific research company.  Spherix is committed to advancing innovation by active participation in the patent market. Spherix draws on portfolios of pioneering technology patents to partner with and support product innovation.

Forward Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:
Investor Relations
Phone: (703) 992-9325
Email: info@spherix.com

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